As filed with the U.S. Securities and Exchange Commission on October 7, 2025

Registration No. 333-279927

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 TO

FORM S-3 REGISTRATION STATEMENT NO. 333-279927

UNDER THE SECURITIES ACT OF 1933

Monogram Technologies Inc.

(Exact name of registrant as specified in its charter)

Delaware	81-2349540
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

345 East Main Street

Warsaw, Indiana 46580

(574) 373-3333

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Chad F. Phipps

Senior Vice President,

General Counsel and Secretary

Zimmer Biomet Holdings, Inc.

345 East Main Street

Warsaw, Indiana 46580

(574) 373-3333

(Name and address, including zip code, and telephone number, including area code, of agent for service)

Copy to:

Joseph E. Gilligan

Jessica A. Bisignano

Hogan Lovells US LLP

555 13th Street NW

Washington, DC 20004

(202) 637-5600

Approximate date of commencement of proposed sale to the public: Not applicable

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box: ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box: ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒	Smaller reporting company	☒
		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

EXPLANATORY NOTE/DEREGISTRATION OF SECURITIES

This Post-Effective Amendment No. 1 (this “Post-Effective Amendment”) relates to the following Registration Statement on Form S-3 (the “Registration Statement”) filed by Monogram Technologies Inc., a Delaware corporation (the “Registrant”), with the Securities and Exchange Commission (the “SEC”):

●	Registration Statement on Form S-3 (No. 333-279927), filed with the SEC on June 4, 2024, which registered, in a primary offering, an indeterminate number or amount of securities of the Registrant which together could have an aggregate initial offering price not to exceed $100,000,000.

On October 7, 2025, pursuant to the Agreement and Plan of Merger, dated as of July 11, 2025, by and among the Registrant, Zimmer Biomet Holdings, Inc., a Delaware corporation (“Zimmer Biomet”), and Honey Badger Merger Sub, Inc., a Delaware corporation and a wholly-owned subsidiary of Zimmer Biomet (“Merger Sub”), as amended by that certain First Amendment to Agreement and Plan of Merger, dated August 27, 2025, by and between the Registrant and Zimmer Biomet, Merger Sub merged with and into the Registrant (the “Merger”), with the Registrant surviving the Merger as a wholly-owned subsidiary of Zimmer Biomet.

As a result of the Merger, the Registrant has terminated all offerings of securities pursuant to the Registration Statement. Accordingly, the Registrant, by filing this Post-Effective Amendment, hereby terminates the effectiveness of the Registration Statement and, in accordance with undertakings made by the Registrant in the Registration Statement to remove from registration by means of a post-effective amendment any of the securities that had been registered but remained unsold at the termination of the offering, removes from registration any and all securities of the Registrant registered but unsold under the Registration Statement as of the date hereof.

SIGNATURE

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Post-Effective Amendment to the Registration Statement described above to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Warsaw, State of Indiana, on October 7, 2025.

MONOGRAM TECHNOLOGIES INC.

By:	/s/ Chad F. Phipps
	Name:	Chad F. Phipps
	Title:	Senior Vice President and Secretary

No other person is required to sign this Post-Effective Amendment to the Registration Statement in reliance on Rule 478 of the Securities Act of 1933, as amended.